Exhibit 15
Letter Re: Unaudited Interim Financial Information
To the Shareholders and Board of Directors of Goodrich Corporation
We are aware of the incorporation by reference in the Registration Statement on Form S-4 and related Prospectus of our reports dated May 1, 2006 and August 2, 2006 relating to the unaudited condensed consolidated financial statements of Goodrich Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006.

/s/ Ernst & Young LLP

Charlotte, North Carolina
August 9, 2006